Exhibit 99.1

CONTACT:

Gary S. Maier/Crystal Warner

Maier & Company, Inc.

(310) 442-9852

KEYSTONE AUTOMOTIVE INDUSTRIES

REPORTS FISCAL 2006 FIRST QUARTER RESULTS

— Record First Quarter Revenues —

POMONA, CA—August 4, 2005—Keystone Automotive Industries, Inc. (NasdaqNM:KEYS) today reported record sales for its fiscal 2006 first quarter ended July 1, 2005. Net sales for the 13-week 2006 fiscal quarter reached a record $144.8 million compared with $141.1 million last year— an increase of 2.6 percent. After adjusting for an additional week in the same quarter a year earlier, the increase was 10.5 percent.

Net income for the fiscal first quarter climbed 34.5 percent to $4.7 million, or $0.30 per diluted share, from $3.5 million, or $0.22 per diluted share, a year ago. Prior-year results were restated to include an expense of $897,000 as a result of the SFAS No. 13 lease expense adjustment. Excluding the SFAS No. 13 adjustment, prior-year net income as originally reported was $0.26 per diluted share, 15.4 percent higher than the restated results.

“Overall results for the quarter slightly exceeded our internal expectations. With the exception of lighting, we experienced strong sales momentum in our core product categories. Same store sales growth of 9.5 percent (after adjusting for the additional week in the prior-year period) is the strongest we have seen in several quarters and I believe validates our short-term strategy of having enough inventory available to service customers as we address our supply chain reengineering. I am also pleased to report that our two largest headlight suppliers and CAPA, an independent certifying agency, have agreed on procedures to begin certification. We believe that light applications, although limited, will be available during the second half of this year,” said Richard L. Keister, president and chief executive officer.

Gross margin for the first quarter was 44.3 percent compared with 43.4 percent last year. The gross margin improvement is the result of pricing and improved mix.

Keystone has now completed the company’s domestic enterprise system rollout. “With the domestic portion of this project now behind us, we can concentrate on opportunities to leverage the company’s expanding distribution network by strengthening our inventory systems, processes and improving and enhancing IT systems,” Keister said. He noted that during the quarter Keystone added to its distribution capabilities in Missouri with the completion of a small acquisition in Southwest Missouri. The company is continuing to seek additional acquisitions.

Teleconference and Web Cast

Richard L. Keister, president and chief executive officer, and John M. Palumbo, chief financial officer, will host an investor conference call today at 11:00 a.m. Pacific Time to discuss the company’s financial results and operations for the fiscal year. The call will be open to all interested investors either through a live audio Web broadcast via the Internet at www.keystone-auto.com and www.vcall.com, or live by calling (877) 440-9648 with call ID number 8169890. For those who are not available to listen to the live broadcast, the call will be archived for two weeks on both Web sites. A telephone playback of the conference call will also be available from 2:00 p.m. Thursday, August 4 through 9:00 p.m. Tuesday, August 9 by calling (800) 642-1687 (domestic) or (706) 645-9291 (international) and using access code: 8169890.

About Keystone

Keystone Automotive Industries, Inc. distributes its products primarily to collision repair shops through its 129 distribution facilities, of which 22 serve as regional hubs, located in 38 states and Canada. Its product lines consist of automotive body parts, bumpers, and remanufactured alloy wheels, as well as paint and other materials used in repairing a damaged vehicle. These products comprise more than 19,000 stock keeping units that are sold to more than 25,000 repair shops throughout the United States and Canada.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting the company will be those anticipated by the company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors, including but not limited to the impact on the company as a result of actions which have been, or in the future may be, taken by insurance companies with respect to aftermarket lighting products. Reference is also made to the Cautionary Statements set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission on June 15, 2005 for additional risks and uncertainties facing the company. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.

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KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share amounts)

(Unaudited)

	Thirteen Weeks Ended July 1, 2005	Fourteen Weeks Ended July 2, 2004 (Restated)
	(Unaudited)	(Unaudited)
Net Sales	$144,781	$141,117
Cost of Sales	80,628	79,912

Gross Profit	64,153	61,205
Operating Expenses:
Selling & Distribution	43,499	42,588
General & Administrative	13,454	13,634

Operating Income	7,200	4,983
Other Income	680	896
Interest Expense	(81)	(95)

Income Before Income Taxes	7,799	5,784
Income Taxes	3,077	2,274

Net Income	$4,722	$3,510

Per Common Share Income
Basic:	$0.30	$0.23

Diluted:	$0.30	$0.22

Weighted average common shares outstanding:
Basic:	15,877,000	15,469,000
Diluted:	15,991,000	15,766,000

KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	July 1, 2005	April 1, 2005
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$5,881	$4,054
Accounts receivable, net of allowance of $1,205 at July 2005 and $1,270 at April 2005	48,747	49,719
Inventories, primarily finished goods	126,137	119,679
Other current assets	11,263	12,018

Total current assets	192,028	185,470
Plant, property and equipment, net	30,536	31,079
Goodwill	11,609	11,309
Other intangibles, net of accumulated amortization of $3,936 at July 2005 and $3,851 at April 2005	923	925
Other assets	6,385	5,801

Total assets	$241,481	$234,584

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Credit facility	$1,081	—
Accounts payable	23,915	25,950
Accrued liabilities	16,613	14,274
Income Tax Liabilities	515	—

Total current liabilities	42,124	40,224
Other long-term liabilities	2,542	2,583
Shareholders’ Equity:
Preferred stock, no par value:
Authorized shares— 3,000,000
None issued and outstanding	—	—
Common stock, no par value:
Authorized shares— 50,000,000
Issued and outstanding shares 15,905,000 at July 2005 and 15,839,000 at April 2005, at stated value	93,499	93,244
Restricted Stock	562	460
Additional paid-in capital	7,695	7,695
Retained earnings	95,823	91,101
Accumulated other comprehensive loss	(764)	(723)

Total shareholders’ equity	196,815	191,777

Total liabilities and shareholders’ equity	$241,481	$234,584

Note: The balance sheet at April 1, 2005 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.